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                                                                EXHIBIT 3.1


                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                         WINTRUST FINANCIAL CORPORATION


         Wintrust Financial Corporation (the "Corporation") was incorporated on December 30, 1992 under the name Wintrust Investment Corporation. On March 18, 1993, the name of the Corporation was changed to Wintrust Investments, Inc. On May 27, 1994, the name of the Corporation was changed to North Shore Community Bancorp, Inc. The Articles of Incorporation be and the same hereby are amended and restated to read as follows:

**ARTICLE ONE:  The name of the Corporation is Wintrust Financial Corporation.

 *ARTICLE TWO: The name and address of the registered agent and registered office are:

         Registered Agent         -        John F. Purtill, Esq.

         Registered Office        -        1515 East Woodfield Road
                                           Suite 250
                                           Schaumburg, Illinois 60173-5431

**ARTICLE THREE:  Purpose or purposes for which the Corporation is organized:
The transaction of any or all lawful businesses for which corporations may be incorporated under the Illinois Business Corporation Act of 1983, as amended (the "BCA").

**ARTICLE FOUR, Paragraph 1: Authorized Shares, Issued Shares and Consideration Received. The class, number of shares, and the par value, if any, of each class of stock which the Corporation shall have authority to issue shall be as follows:

                                                   Number of
                                                     Shares         Number of
     Class            Par Value Per Share          Authorized     Shares Issued
     -----            -------------------          ----------     -------------
     Common              no par value              30,000,000        254,217
   Preferred             no par value              20,000,000           0

         The Paid-In Capital is:  $12,513,980

         Shares of the Corporation may be issued from time to time in such manner, amounts and proportions and for such consideration as shall be fixed by the Board of Directors of the Corporation.
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         Paragraph 2:  The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:

         COMMON STOCK

                 (a) Dividends. Subject to any rights to receive dividends to which the holders of the shares of the Preferred Stock may be entitled, the holders of shares of Common Stock shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors from any funds legally available therefor.

                 (b) Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid to the holders of shares of Preferred Stock the full amounts to which they shall be entitled, the holders of the then outstanding shares of Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the Corporation available for distribution to its shareholders. The Board of Directors may distribute in kind to the holders of the shares of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of the shares of Common Stock. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purpose of this paragraph (b).

                 (c) Voting. Each outstanding share of Common Stock of the Corporation shall entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of the shareholders.

         PREFERRED STOCK

                 The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issuance of Preferred Stock in one or more series, to fix the number of shares in each such series and to fix the designations and powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each such series. The authority of the Board of Directors with respect to each such series shall include a determination of the following (which may vary as between the different series of Preferred Stock):





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                 (a)      The number of shares constituting the series and the
distinctive designation of the series;

                 (b) The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

                 (c) Whether or not the shares of the series are redeemable and, if redeemable, including the times during which they shall be redeemable and the amount per share payable in case of redemption, which amount may, but need not, vary according to the time and circumstances of such action;

                 (d) The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of the Corporation, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

                 (e) Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by the Corporation of the shares of the series;

                 (f) The right, if any, to exchange or convert shares of the series into shares of any other series or class of stock of the Corporation and the rate or basis, time, manner and condition of exchange or conversion;

                 (g) The voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law; and

                 (h) Any other term, condition or provision with respect to the series not inconsistent with the provisions of this Article Four or any resolution adopted by the Board of Directors pursuant thereto.

**ARTICLE FIVE: No holder of any class of shares of the Corporation shall have any cumulative voting rights in the election of directors or in any other circumstances.

**ARTICLE SIX: No holder of any class of shares of the Corporation shall be entitled as such as a matter of right to subscribe for or purchase any part (a) of any shares of any class of the Corporation whether now authorized or hereafter created, or (b) of any securities whether non- convertible, or convertible into or evidencing the right to purchase or acquire shares of any class of the Corporation, whether now authorized or hereafter created and whether in either case issued or sold for cash, property, services or otherwise.





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**ARTICLE SEVEN:  Any action required or permitted to be taken by the holders of any class of shares of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

**ARTICLE EIGHT: No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct of a knowing violation of law, (c) under Section 8.65 of the BCA, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit.

**ARTICLE NINE, Paragraph 1: The Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words "liabilities" and "expenses" shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys' fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section 8.75 of the BCA.

         The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any statute, by-law, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         Paragraph 2: The Corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such,





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whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article or otherwise.

         Paragraph 3: For purposes of this Article, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

         Paragraph 4: The provisions of this Article shall be deemed to be a contract between the Corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the BCA, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         Paragraph 5: For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.

**ARTICLE TEN:   The number of directors of the Corporation shall be that
number set forth in the By-laws, as may be increased or decreased from time to time; provided, however, that such number shall never be less than six (6).

         Paragraph 1: The directors shall be divided into three classes, as equal in number as possible, with respect to the times for which they shall hold office. Directors of the first class first elected shall hold office for one year or until the first annual election following their election, directors of the second class first elected shall hold office for two years or until the second annual election following their election, and directors of the third class first elected shall hold office for three years or until the third annual election following their election and in each case until their successors shall be duly elected and shall qualify.





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         Paragraph 2:  At each annual meeting of the shareholders following such first election of the directors of all classes, the successors to the class of directors whose terms shall expire at such meeting shall be elected to hold office for a term of three years, so that in each year the term of office of one class of directors shall expire.

         Paragraph 3: Directors need not be residents of Illinois or shareholders of the Corporation.

**ARTICLE ELEVEN:   The Corporation expressly elects  to be governed by Section
7.85 of the BCA as may be amended from time to time.

**ARTICLE TWELVE:  The Corporation expressly elects not to be governed by
Section 11.75 of the BCA.

**ARTICLE THIRTEEN: Notwithstanding any other provision of these Articles of Incorporation or the By-laws of the Corporation (and not withstanding the fact that a lessor percentage may be specified by law, these Articles of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of 85% or more of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with Articles Five, Six, Seven, Eight, Nine, Ten, Eleven, Twelve and this Article Thirteen.

--------------------------
*    Restated only
**   Amended and Restated





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